Exhibit h.5

NINTH AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

VIRTUS ASSET TRUST

This Ninth Amended and Restated Expense Limitation Agreement (the “Agreement”), effective as of October 19, 2020, amends and restates that certain Eighth Amended and Restated Expense Limitation Agreement effective as of April 28, 2020, by and between Virtus Asset Trust, a Delaware statutory trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A (each a “Fund” and collectively, the “Funds”) and the Adviser of each of the Funds, Virtus Fund Advisers, LLC, a Delaware corporation (the “Adviser”).

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Adviser (the “Advisory Agreement”);

WHEREAS, the Adviser desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Limit on Fund Expenses. The Adviser has agreed to limit the respective rate of Total Fund Operating Expenses (“Expense Limit”) for each Fund as specified in Appendix A of this Agreement, for the time period indicated.

2.	Definitions.

2.1.	For purposes of this Agreement, the term “Total Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser’s investment advisory or management fee under the Advisory Agreement and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Adviser, but excludes front-end or contingent deferred loads, taxes, leverage and borrowing expenses (such as commitment, amendment and renewal expenses on credit or redemption facilities), interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, unusual or infrequently occurring expenses (such as litigation), acquired fund fees and expenses, and dividend expenses, if any.

3.	Recoupment and Recapture of Fees and Expenses. Each Fund has agreed to reimburse the Adviser and/or certain of its affiliates (collectively, “Virtus”) out of assets belonging to the relevant class of the Fund for any Total Fund Operating Expenses of the relevant class of the Fund in excess of the Expense Limit paid, waived or assumed by Virtus for that Fund, provided that Virtus would not be entitled to reimbursement for any amount that would cause Total Fund Operating Expenses to exceed either the Expense Limit in place at the time of the applicable waiver or assumption of expenses by Virtus or, if less, any contractual Expense Limit in place at the time that the reimbursement would be made, and provided further that no amount would be reimbursed by the Fund more than three years after the date on which it was incurred or waived by Virtus. The terms, conditions and rights of this section shall survive any termination of this Agreement.

4.	Term, Termination and Modification. This Agreement is effective for the time period indicated on Appendix A, unless sooner terminated as provided below in this Paragraph. This Agreement may be terminated by mutual agreement of the parties at any time or by the Registrant on behalf of any one or more of the Funds upon thirty (30) days’ written notice to the Adviser. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

5.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

9.	Computation. If the fiscal year-to-date Total Fund Operating Expenses of a Fund or Other Expenses, as applicable, at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the “Excess Amount”), the Adviser shall (at its option) waive or reduce its fee under the Advisory Agreement and/or remit to that Fund (or cause another Virtus entity to waive or reduce its fee under another agreement and/or remit to that Fund) an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

10.	Liability. Virtus agrees that it shall look only to the assets of the relevant class of each respective relevant Fund for performance of this Agreement and for payment of any claim Virtus may have hereunder, and neither any other Fund (including the other series of the Registrant) or class of the Fund, nor any of the Registrant’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

VIRTUS ASSET TRUST		VIRTUS FUND ADVISERS, LLC

By:	/s/ W. Patrick Bradley	By:	/s/ Francis G. Waltman
	W. Patrick Bradley		Francis G. Waltman
	Executive Vice President, Chief Financial Officer		Executive Vice President
and Treasurer

APPENDIX A

Contractual Expense Limitations*

Virtus Fund	Total Fund Operating Expense Limit	Term

	Class A	Class C	Class I	Class R6

Virtus Ceredex Large Cap Value Equity Fund	1.24%	1.72%	0.97%	0.72%	Through April 30, 2021
Virtus Ceredex Mid-Cap Value Equity Fund	1.38%	1.79%	1.08%	0.79%	Through April 30, 2021
Virtus Ceredex Small Cap Value Equity Fund	1.55%	1.90%	1.24%	0.88%	Through April 30, 2021
Virtus Seix Core Bond Fund	0.64%	--	0.50%	0.36%	Through April 30, 2021
Virtus Seix Corporate Bond Fund	0.95%	1.65%	0.70%	0.43%	Through April 30, 2022
Virtus Seix Floating Rate High Income Fund	0.94%	1.52%	0.62%	0.52%	Through April 30, 2021
Virtus Seix High Grade Municipal Bond Fund	0.75%	--	0.60%	--	Through April 30, 2021
Virtus Seix High Income Fund	0.93%	--	0.68%	0.59%	Through April 30, 2021
Virtus Seix High Yield Fund	0.82%	--	0.64%	0.53%	Through April 30, 2021
Virtus Seix Investment Grade Tax-Exempt Bond Fund	0.73%	--	0.58%	--	Through April 30, 2021
Virtus Seix Short-Term Bond Fund	0.80%	1.57%	0.60%	--	Through April 30, 2021
Virtus Seix Short-Term Municipal Bond Fund	0.65%	--	0.48%	--	Through April 30, 2021
Virtus Seix Total Return Bond Fund	0.70%	--	0.46%	0.31%	Through April 30, 2021
Virtus Seix U.S. Government Securities Ultra-Short Bond Fund	0.66%	--	0.41%	0.26%	Through April 30, 2021
Virtus Seix U.S. Mortgage Fund	0.90%	1.65%	0.70%	--	Through April 30, 2021
Virtus Seix Ultra-Short Bond Fund	0.65%	--	0.40%	--	Through April 30, 2021
Virtus SGA International Growth Fund (fka Virtus WCM International Equity Fund)	1.39%	--	1.14%	1.04%	Through April 30, 2021
Virtus Silvant Large Cap Growth Stock Fund	1.23%	--	0.97%	0.90%	Through April 30, 2021
Virtus Silvant Small Cap Growth Stock Fund	1.27%	--	1.15%	--	Through April 30, 2021
Virtus Zevenbergen Innovative Growth Stock Fund	1.25%	--	1.00%	0.90%	Through April 30, 2022

*Following the contractual period, the Adviser may discontinue these arrangements at any time. Under certain conditions, the adviser may recapture operating expenses reimbursed and/or fees waived under these arrangements for a period of three years following the fiscal year in which such reimbursement occurred.